Exhibit 21.1

Subsidiaries of the Registrant

Networks In Motion, Inc., a Delaware corporation

Solvern Innovations, Inc., a Maryland corporation

NextGen Communications, Inc., a Maryland corporation

NextGen Communications, Inc., a Virginia corporation

microDATA LLC, a Maryland corporation

microDATA GIS, Inc., a Vermont corporation

Maple Acquisition LLC, a Maryland corporation

Olive Acquisition LLC, a Maryland corporation

Telmap B.V., a private company with limited liability registered in the Netherlands

Telmap Marketing B.V, a private company with limited liability registered in the Netherlands

Telmap Ltd., a limited company registered in Israel

Telmap Services, S.R.L., a limited liability company registered in Romania